Exhibit 3.19

ARTICLES OF AMENDMENT

ARTICLE I - NAME AND PRINCIPAL OFFICE ADDRESS

BUSINESS ID 2001121800145

BUSINESS TYPE Domestic For-Profit Corporation

BUSINESS NAME ONE SOURCE EQUIPMENT RENTALS, INC.

PRINCIPAL OFFICE ADDRESS 7500 Pecue Ln, Baton Rouge, LA, 70809, USA

DATE AMENDMENT WAS ADOPTED 10/03/2022

Effective Date 10/03/2022

Effective Time 04:14PM

ARTICLE III - PERIOD OF DURATION

DATE OF ADOPTION 10/01/2022

EXPIRATION DATE perpetual

ARTICLE III - PRINCIPAL OFFICE ADDRESS

DATE OF ADOPTION 10/01/2022

PRINCIPAL OFFICE ADDRESS 7500 Pecue Ln, Baton Rouge, LA 70809, USA

ARTICLE I - BUSINESS NAME CHANGE

DATE OF ADOPTION 10/01/2022

NEW BUSINESS NAME H&E Equipment Services (Midwest), Inc.

ARTICLE V - GOVERNING PERSON INFORMATION

DATE OF ADOPTION 10/01/2022

TITLE CEO and Director

NAME Bradley W. Barber

ADDRESS 7500 Pecue Lane, Baton Rouge, LA 70809, USA

TITLE CFO and Secretary

NAME Leslie S. Magee

ADDRESS 7500 Pecue Lane, Baton Rouge, LA 70809, USA

TITLE COO and President

NAME John M. Engquist

ADDRESS 7500 Pecue Lane, Baton Rouge, LA 70809, USA

ARTICLE I - GENERAL INFORMATION

DATE OF ADOPTION 10/01/2022

MANNER OF ADOPTION AND VOTE

The shareholders of the Corporation entitled to vote in respect to the amendment, adopted the proposed amendment.

The amendment was adopted by: (Shareholder approval may be by either A or B).

B. Unanimous written consent executed on 10/01/2022 and signed by all shareholders entitled to vote.

SIGNATURE

THE MANNER OF THE ADOPTION OF THE ARTICLES OF BUSINESS AMENDMENT AND THE VOTE BY WHICH THEY WERE ADOPTED CONSTITUTE FULL LEGAL COMPLIANCE WITH THE PROVISIONS OF THE ACT, THE ARTICLES OF INCORPORATION, AND THE BYLAWS OF THE CORPORATION.

THE UNDERSIGNED OFFICER OF THIS CORPORATION EXISTING PURSUANT TO THE PROVISIONS OF THE INDIANA BUSINESS CORPORATION LAW DESIRES TO GIVE NOTICE OF CORPORATE ACTION EFFECTUATING BUSINESS AMENDMENT OF CERTAIN PROVISIONS OF ITS ARTICLES OF INCORPORATION.

IN WITNESS WHEREOF, THE UNDERSIGNED HEREBY VERIFIES, SUBJECT TO THE PENALTIES OF PERJURY, THAT THE STATEMENTS CONTAINED HEREIN ARE TRUE, THIS DAY October 3, 2022.

THE UNDERSIGNED ACKNOWLEDGES THAT A PERSON COMMITS A CLASS A MISDEMEANOR BY SIGNING A DOCUMENT THAT THE PERSON KNOWS IS FALSE IN A MATERIAL RESPECT WITH THE INTENT THAT THE DOCUMENT BE DELIVERED TO THE SECRETARY OF STATE FOR FILING.

SIGNATURE Wesley Hebert

TITLE Legal Representative

Business ID : 2001121800145

Filing No. : 9576377

ONE SOURCE EQUIPMENT RENTALS, INC.

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

One Source Equipment Rentals, Inc. (the "Corporation"), having been organized under the provisions of the Indiana Business Corporation Law, as amended (the "Act"), hereby sets forth its Second Amended and Restated Articles of Incorporation ("Articles of Incorporation") as follows:

ARTICLE I

Name

The name of the Corporation is One Source Equipment Rentals, Inc.

ARTICLE II

Registered Office and Agent

The street address of the Registered Office of the Corporation is 251 E. Ohio, STE 500, Indianapolis, Indiana 46204, and the name of the Corporation's Registered Agent at that office is Corporation Service Company.

ARTICLE III

Term of the Corporation

The term of existence of the Corporation shall be perpetual.

ARTICLE IV

Authorized Shares

Section 4.1. Number of Shares. The aggregate number of shares of capital stock which the Corporation has authority to issue is One Million (1,000,000) shares of no par value common stock. Each share shall entitle the registered holder thereof to one (1) vote. All shares shall have equal voting rights.

ARTICLE V

Board of Directors

Section 5.1. Number of Directors. The Board of Directors of the Corporation shall be composed of at least one (1) but not more than fifteen (15) members. Each director shall hold office until his successor shall have been elected and qualified. The number of directors may be changed from time to time by the Bylaws of the Corporation to any number.

Section 5.2. Qualifications of Directors. Directors are not required to be shareholders of the Corporation.

Section 5.3. Removal. Any director may be removed with or without cause only by the affirmative vote by the holders of a majority of the actual number of the outstanding shares entitled to vote for the election of directors at any meeting of such shareholders called for that purpose.

ARTICLE VI

Provisions for Regulation of Business and Conduct of Affairs of the Corporation

Section 6.1. Bylaws. The Board of Directors shall, by a majority vote of the actual number of directors elected and qualified from time to time, have the power, without the assent or vote of the shareholders, to make, alter, amend, or repeal the Bylaws of the Corporation.

Section 6.2. Powers of Directors. In addition to the powers and the authority granted by these Articles of Incorporation, the Bylaws, or by statute expressly conferred, the Board of Directors of the Corporation is hereby authorized to exercise all powers and to do all acts and things as may be exercised or done under the laws of the State of Indiana by a corporation organized and existing under the provisions of the Act or any successor law, as then in effect and applicable to the Corporation and not specifically prohibited or limited by these Articles of Incorporation.

Section 6.3. Indemnification of Directors and Officers.

(a)
Definitions. For purposes of this Section 6.3, the following terms shall have the following meanings:
(i)
"Liabilities" and "Expenses" shall mean monetary obligations incurred by or on behalf of a director or officer in connection with the investigation, defense, or appeal of a Proceeding or in satisfying a claim thereunder and shall include, but shall not be limited to, attorneys' fees, paralegal fees, court costs, filing fees, fees and costs incurred in arbitration, mediation or other forms of alternative dispute resolution, costs of investigations, experts (including, without limitation, accounting, criminal and forensic experts) and disbursements, amounts of judgments, fines or penalties, excise taxes assessed with respect to an employee benefit plan, and amounts paid in settlement by or on behalf of a director or officer.
(ii)
"Other Enterprise" shal1 mean any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other entity or enterprise, whether for profit or not, for which a director or officer is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee, or agent.
(iii)
"At the request of the Corporation" shall include a request made by resolution by the Board of Directors or by action of any corporate officer to any director or other officer of the Corporation.
(iv)
"Proceeding" shall mean any claim, action, suit, or proceeding (whether brought against, by, or in the right of the Corporation or Other Enterprise or otherwise), civil, criminal, administrative, or investigative, whether formal or informal, including arbitration, mediation, or other forms of alternative dispute resolution and whether actual or threatened or in connection with an appeal relating thereto, in which a director or officer may become involved, as a party or otherwise, (A) by reason of him or her being or having been a director or officer of the Corporation (and, if applicable, an employee or agent of the Corporation) or a director, manager, officer, partner, trustee, employee, or agent of an Other Enterprise or arising out of his or her status as such, or (B) by reason of any past or future action taken or not taken by a director or officer in any such capacity, whether or not he or she continues to be such at the time he or she incurs Liabilities and Expenses under the Proceeding.
(v)
"Standard of Conduct" shall mean that a director or officer, based on facts then known to the director or officer, discharged the duties as a director or officer, including duties as a member of a committee, in good faith in what he or she reasonably believed to be in or not opposed to the best interests of the Corporation or Other Enterprise, as the case may be, and, in addition, in any criminal Proceeding had reasonable cause to believe his conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty, shall not create a presumption that the director or officer did not meet the Standard of Conduct. The termination of any Proceeding by a consent decree or upon a plea of nolo contendere, or its equivalent, shall create the presumption that the director or officer met the Standard of Conduct.
(b)
Indemnification. If a director or officer is made a party to or threatened to be made a party to any Proceeding, or is involved as a witness or otherwise in, the Corporation shall indemnify the director or officer against Liabilities and Expenses incurred by him or her in connection with such Proceeding in the following circumstances:
(i)
If a director or officer has been wholly successful on the merits or otherwise with respect to any such Proceeding, he or she shall be entitled to indemnification for Liabilities and Expenses as a matter of right. If a Proceeding is terminated against the director or officer by consent decree or upon a plea of nolo contendere, or its equivalent, the director or officer shall not be deemed to have been "wholly successful" with respect to such Proceeding.

(ii)
In all other situations, a director or officer shall be entitled to indemnification for Liabilities and Expenses as a matter of right unless the director or officer has breached or failed to perform his or her duties as a director or officer in compliance with the Standard of Conduct and, with respect to any action or failure to act by the director or officer which is at issue in such Proceeding, such action or failure to act constituted willful misconduct or recklessness. To be entitled to indemnification pursuant to this Section 6.3(b)(ii), the director or officer must notify the Corporation of the commencement of the Proceeding in accordance with Section 6.3(e) hereof and request indemnification. A review of the request for indemnification and the facts and circumstances underlying the Proceeding sha11 be made in accordance With one of the procedures described below, and the director or officer shall be entitled to indemnification as a matter of right unless, in accordance with such procedure, it is determined beyond a reasonable doubt that the director or officer breached or failed to perform the duties of the office in compliance with the Standard of Conduct, ru1d the breach or failure to perform constituted willful misconduct or recklessness. Any one of the following procedures may be used to make the review and determination of a director's or officer's request for indemnification under this Section 6.3(b)(ii):
(A)
by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to, or who have been wholly successful with respect to, such Proceeding; or
(B)
if a quorum cannot be obtained under Section 6.3(b)(ii)(A) hereof, by a majority vote of a committee duly designated by the Board of Directors (in the designation of which, directors who are parties to such Proceeding may participate), consisting solely of two or more directors who are not parties to, or who have been wholly successful with respect to, such Proceeding; or
(C)
by independent legal counsel selected by a majority vote of the full Board of Directors (in which selection, directors who are parties to such Proceeding may participate) and which may be outside counsel regularly employed by the Corporation; or
(D)
by the shareholders of the Corporation, but shares owned by or voted under control of directors who are at the time parties to the proceeding may not be voted on the determination.

Any determination made in accordance with the above procedures shall be binding on the Corporation and the director or officer.

(iii)
If several claims, issues, or matters of action are involved, a director or officer may be entitled to indemnification as to some matters even though he or she is not entitled to indemnification as to other matters.
(iv)
The indemnification herein provided shall be applicable to Proceedings made or commenced after the adoption of this Section 6.3 whether arising from acts or omissions to act which occurred before or after the adoption of this Section 6.3.
(c)
Prepaid Liabilities and Expenses. TI1c Liabilities and Expenses which are incurred or are payable by a director or officer in connection with any Proceeding shall be paid by the Corporation in advance promptly after submission of proper evidence thereof to the Corporation, with the understanding and agreement between such director or officer and the Corporation that, in the event it shall ultimately be determined as provided herein that the director OT officer was not entitled to be indemnified, or was not entit1ed to be fully indemnified, the director or officer shall repay to the Corporation such amount, OT the appropriate portion thereof, so paid or advanced.
(d)
Exceptions to Indemnification. Notwithstanding any other provisions of this Section 6.3 to the contrary, the Corporation shall not indemnify a director or officer:
(i)
for any Liabilities or Expenses for which payment is actually made to or on behalf of a director or officer under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance policy; or

(ii)
for any Liabilities or Expenses incurred in a suit or claim against the director or officer arising out of or based upon actions attributable to the director or officer in which the director or officer gained any personal profit or advantage to which he or she was not legally entitled.
(e)
Notification and Defense of Proceedings. Promptly after receipt by a director or officer of notice of the commencement of any Proceeding, the director or officer will, if a request for indemnification in respect thereof is to be made against the Corporation under this Section 6.3, notify the Corporation of the commencement thereof, but the failure to so notify the Corporation will not relieve it from any obligation which it may have to the director or officer under this Section 6.3 or otherwise. With respect to any such Proceeding as to which the director or officer notifies the Corporation of the commencement thereof:
(i)
the Corporation will be entitled to participate therein at its own expense; and
(ii)
except as otherwise provided below, to the extent that it may so desire, the Corporation, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the director or officer. After notice from the Corporation to the director or officer of its election to assume the defense of the director or officer in the Proceeding, the Corporation will not be liable to the director or officer under this Section 6.3 for any legal or other Expenses subsequently incurred by the director or officer in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The director or officer shall have the right to employ counsel in such Proceeding, but the Expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the director or officer unless:
(A)
the employment of counsel by the director or officer has been authorized by the Corporation; or
(B)
the director or officer shall have reasonably concluded that there may be a conflict of interest between the Corporation and the director or officer in the conduct of the defense of such Proceeding; or
(C)
the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding;

in each of which cases the Expenses of counsel employed by the director or officer shall be paid by the Corporation, The Corporation shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Corporation or as to which the director or officer shall have made the conclusion provided for in Section 6J(e)(ii)(B) hereof; and

(iii)
the Corporation shall not be liable to indemnify a director or officer under this Section 6.3 for any amounts paid in settlement of any Proceeding without the Corporation's prior written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on a director or officer without the director's or officer's prior written consent. Neither the Corporation nor a director or officer will unreasonably withhold its or his or her consent to any proposed settlement.
(f)
Other Rights and Remedies. The rights of indemnification provided under this Section 6.3 are not exhaustive and shall be in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of this Section 6.3, the Corporation may, at any time and from time to time, indemnify directors, officers, employees, and other persons to the full extent permitted by the provisions of the Indiana Business Corporation Law, or any successor law, as then in effect, whether with regard to past or future matters.
(g)
Continuation of Indemnity. All obligations of the Corporation under this Section 6.3 shall survive the termination of a director's or officer's service in any capacity covered by this Section 6.3.

(h)
Insurance. The Corporation may purchase and maintain insurance on behalf of any director, officer, employee, or other person or any person who is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee, or agent of an Other Enterprise against any liability asserted against such person and incurred by such person in any capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of applicable law, this Section 6.3, or otherwise.
(i)
Benefit. The provisions of this Section 6.3 shall inure to the benefit of each director or officer of the Corporation and his or her respective heirs, personal representatives, and assigns and the Corporation and its successors and assigns.
(j)
Severability. In case any one or more of the provisions contained in this Section 6.3 shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Section 6.3, but this Section 6.3 shall be construed as if such invalid, illegal, or unenforceable provision or provisions bad never been contained herein.
(k)
Contractual Rights and Applicability. It is the intent of this Section 6.3 to empower the Corporation to provide indemnification and advancement of Expenses to the fullest extent allowed by law. Except as otherwise expressly provided herein, indemnification shall be provided without regard to the legal or equitable theory of the Proceeding, including, without limitation, criminal claims, conspiracy claims, joint, several, comparative or sole negligence, breach of contract or warranty, strict liability, breach of fiduciary duty, mismanagement, corporate waste, or violation of federal or state securities law or any other laws, regulation or policy. The right to be indemnified or be reimbursed or advanced Expenses pursuant hereto (a) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions thereof were set forth in a separate written contract between the person and the Corporation, (b) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, (c) shall continue to exist after the rescission or restrictive modification hereof, and (d) shall inure to the benefit of the heirs and personal representatives of any present or former director or officer.
(l)
Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized by the Board of Directors from time to time, grant rights to indemnification and advancement of Expenses to employees and agents of the Corporation to the full extent of the provisions of this Section 6.3 with respect to the indemnification of, and advancement of Expenses to, directors or officers of the Corporation.

ARTICLE VII

Miscellaneous

Section 7.1. Headings. The headings, captions, and section titles in these Articles of Incorporation have been inserted solely for ease of reference and are not intended to define, construe, describe, or limit the scope or intent of the terms, covenants, or restrictions of these Articles of Incorporation.

Section 7.2. Certain References. Whenever in these Articles of Incorporation a singular word is used, it shall also include the plural wherever required by the context and vice versa. All references in these Articles of Incorporation to the neuter, masculine, or feminine shall mean or apply to the appropriate gender wherever required by the context of these Articles of Incorporation or to properly identify the appropriate persons or parties.

ARTICLE VIII

Effective Date

The effective date of adoption of the Second Amended and Restated Articles of Incorporation of the Corporation shall be the date on which these Second Amended and Restated Articles of Incorporation are filed with the Office of the Secretary of State of the State of Indiana.

The undersigned officer of the Corporation hereby verifies, subject to penalty for perjury, that the foregoing constitutes the Second Amended and Restated Articles of Incorporation of the Corporation as of this 16 day of September, 2022.